SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
                         SECURITIES EXCHANGE ACT OF 1934

                INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.
                                (Name of Issuer)

                 CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE
                         (Title of Class of Securities)

                                    46031W204
                                 (CUSIP Number)

                                  May 24, 2007
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

-----------

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 46031W204                                               PAGE 2 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Partners
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  242,128
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  242,128
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  242,128
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  0.6%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 3 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Institutional Partners, L.P.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  611,271
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  611,271
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  611,271
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  1.6%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 4 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         M.H. Davidson & Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  48,480
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  48,480
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  48,480
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  0.1%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 5 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International, Ltd.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        British Virgin Islands
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  1,090,342
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  1,090,342
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  1,090,342
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  2.8%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 6 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Serena Limited
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        Cayman Islands
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  21,079
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  21,079
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  21,079
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  0.1%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  CO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 7 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         MHD Management Co.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  242,128
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  242,128
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  242,128
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  0.6%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  PN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 8 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner Advisers Inc.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  611,271
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  611,271
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  611,271
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  1.6%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IA
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                               PAGE 9 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Davidson Kempner International Advisors, LLC
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  1,111,421
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  1,111,421
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  1,111,421
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  2.9%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  OO
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 10 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Thomas L. Kempner, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 11 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Marvin H. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 12 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Stephen M. Dowicz
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 13 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Scott E. Davidson
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 14 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Michael J. Leffell
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 15 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Timothy I. Levart
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United Kingdom & United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 16 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Robert J. Brivio, Jr.
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 17 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Eric P. Epstein
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 18 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Anthony A. Yoseloff
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 19 OF 34


------------------------------------------------------------------------------
(1)      NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         Avram Z. Friedman
------------------------------------------------------------------------------
(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (a) [ ]
                                                               (b) [X]
------------------------------------------------------------------------------
(3)      SEC USE ONLY
------------------------------------------------------------------------------
(4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States
------------------------------------------------------------------------------

NUMBER OF        (5)    SOLE VOTING POWER
                                  0
SHARES                  ------------------------------------------------------

BENEFICIALLY     (6)    SHARED VOTING POWER
                                  2,013,300
OWNED BY                ------------------------------------------------------

EACH             (7)    SOLE DISPOSITIVE POWER
                                  0
REPORTING               ------------------------------------------------------

PERSON WITH      (8)    SHARED DISPOSITIVE POWER
                                  2,013,300
------------------------------------------------------------------------------
    (9)   AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  2,013,300
------------------------------------------------------------------------------
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                               [ ]
------------------------------------------------------------------------------
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  5.2%
------------------------------------------------------------------------------
    (12)  TYPE OF REPORTING PERSON
                                  IN
------------------------------------------------------------------------------

Schedule 13G
CUSIP No. 46031W204                                              PAGE 20 OF 34

------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:

            International Securities Exchange Holdings, Inc. (the "Company")

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            60 Broad Street
            New York, NY 10004

ITEM 2(a).  NAME OF PERSON FILING:

         This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i) Davidson Kempner Partners, a New York limited partnership ("DKP");

            (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

            (iii)    M. H. Davidson & Co., a New York limited partnership
                     ("CO");

            (iv) Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

            (v)      Serena Limited, a Cayman Islands corporation
                     ("Serena");

            (vi) MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

            (vii) Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

            (viii) Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL and Serena ("DKIA"); and

            (ix) Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the "Principals"), who are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholders of DKAI.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Schedule 13G
CUSIP No. 46031W204                                              PAGE 21 OF 34


ITEM 2(c).  CITIZENSHIP:

            (i)      DKP - a New York limited partnership

            (ii)     DKIP - a Delaware limited partnership

            (iii)    CO - a New York limited partnership

            (iv)     DKIL - a British Virgin Islands corporation

            (v)      Serena - a Cayman Islands corporation

            (vi)     MHD - a New York limited partnership

            (vii)    DKAI - a New York corporation

            (viii)   DKIA - a Delaware limited liability company

            (ix)     Thomas L. Kempner, Jr. - United States

            (x)      Marvin H. Davidson - United States

            (xi)     Stephen M. Dowicz - United States

            (xii)    Scott E. Davidson - United States

            (xiii)   Michael J. Leffell - United States

            (xiv)    Timothy I. Levart - United Kingdom & United States

            (xv)     Robert J. Brivio, Jr. - United States

            (xvi) Eric P. Epstein - United States

            (xvii) Anthony A. Yoseloff - United States

            (xviii) Avram Z. Friedman - United States

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

         CLASS A COMMON STOCK, $0.01 PAR VALUE PER SHARE

ITEM 2(e).  CUSIP NUMBER:

         46031W204

Schedule 13G
CUSIP No. 46031W204                                              PAGE 22 OF 34


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or dealer registered under Section 15 of the Act;

            (b) [ ] Bank as defined in Section 3(a)(6) of the Act;

            (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act;

            (d) [ ] Investment Company registered under Section 8 of the
                    Investment Company Act of 1940;

            (e) [ ] Investment Adviser registered under Section 203
                    of the Investment Advisers Act of 1940: see
                    Rule 13d-1(b)(1)(ii)(E);

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                    Rule 13d-1(b)(1)(ii)(F);

            (g) [ ] Parent Holding Company, in accordance with
                    Rule 13d-1(b)(ii)(G);

            (h) [ ] Savings Associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

            (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         The Principals may be deemed to beneficially own an aggregate of 2,013,300 shares as a result of their voting and dispositive power over the 2,013,300 shares beneficially owned by DKP, DKIP, DKIL, Serena, and CO.

         DKIA may be deemed to beneficially own the 1,090,342 shares beneficially owned by DKIL and the 21,079 shares beneficially owned by Serena as a result of its voting and dispositive power over those shares. DKAI may be deemed to beneficially own the 611,271 shares beneficially owned by DKIP as a result of its voting and dispositive power over those shares. MHD may be deemed to beneficially own the 242,128 shares beneficially owned by DKP as a result of its voting and dispositive power over those shares.

         A. DKP

            (a) Amount beneficially owned: 242,128

            (b) Percent of class: 0.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 46031W204                                              PAGE 23 OF 34


                (ii)  shared power to vote or to direct the vote: 242,128

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      242,128

         B. DKIP

            (a) Amount beneficially owned: 611,271

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 611,271

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      611,271

         C. CO

            (a) Amount beneficially owned: 48,480

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                 (i)  sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 48,480

               (iii)  sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      48,480

         D. DKIL

            (a) Amount beneficially owned: 1,090,342

            (b) Percent of class: 2.8%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,090,342

                (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 46031W204                                              PAGE 24 OF 34


                (iv)  shared power to dispose or to direct the disposition:
                      1,090,342

         E. Serena

            (a) Amount beneficially owned: 21,079

            (b) Percent of class: 0.1%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 21,079

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      21,079

         F. MHD

            (a) Amount beneficially owned: 242,128

            (b) Percent of class: 0.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 242,128

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      242,128

         G. DKAI

            (a) Amount beneficially owned: 611,271

            (b) Percent of class: 1.6%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 611,271

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      611,271

         H. DKIA

            (a) Amount beneficially owned: 1,111,421

Schedule 13G
CUSIP No. 46031W204                                              PAGE 25 OF 34


            (b) Percent of class: 2.9%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 1,111,421

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      1,111,421

         I. Thomas L. Kempner, Jr.

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         J. Marvin H. Davidson

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         K. Stephen M. Dowicz

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

Schedule 13G
CUSIP No. 46031W204                                              PAGE 26 OF 34


            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         L. Scott E. Davidson

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         M. Michael J. Leffell

            (a) Amount beneficially owned. 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         N. Timothy I. Levart

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

Schedule 13G
CUSIP No. 46031W204                                              PAGE 27 OF 34


                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         O. Robert J. Brivio, Jr.

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         P. Eric P. Epstein

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         Q. Anthony A. Yoseloff

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

Schedule 13G
CUSIP No. 46031W204                                              PAGE 28 OF 34


                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300

         R. Avram Z. Friedman

            (a) Amount beneficially owned: 2,013,300

            (b) Percent of class: 5.2%

            (c) Number of shares as to which such person has:

                (i)   sole power to vote or to direct the vote: 0

                (ii)  shared power to vote or to direct the vote: 2,013,300

                (iii) sole power to dispose or to direct the disposition: 0

                (iv)  shared power to dispose or to direct the disposition:
                      2,013,300


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser, and, in any case, disclaim beneficial ownership except as to the extent of their pecuniary interest in the shares. The Reporting Persons have elected to file Schedule 13G although such filing may not be required under the Act.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         See Item 4.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.

Schedule 13G
CUSIP No. 46031W204                                              PAGE 29 OF 34


ITEM 10. CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

         Each of the Reporting Persons hereby makes the following certification:

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 46031W204                                              PAGE 30 OF 34


                                   SIGNATURES

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  June 4, 2007                   DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                         its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G
CUSIP No. 46031W204                                              PAGE 31 OF 34



                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/ Marvin H. Davidson
                                       ----------------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       ----------------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       ----------------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       ----------------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       ----------------------------------
                                       Timothy I. Levart

                                       /s/ Robert J. Brivio, Jr.
                                       -------------------------
                                       Robert J. Brivio, Jr.

                                       /s/ Eric P. Epstein
                                       ----------------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       ----------------------------------
                                       Anthony A. Yoseloff

                                       /s/ Avram Z. Friedman
                                       ----------------------------------
                                       Avram Z. Friedman

Schedule 13G
CUSIP No. 46031W204                                              PAGE 32 OF 34




                                                                       EXHIBIT 1

                           JOINT ACQUISITION STATEMENT

                            PURSUANT TO RULE 13d-1(k)

         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:  June 4, 2007                   DAVIDSON KEMPNER PARTNERS
                                       By: MHD Management Co.,
                                         its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INSTITUTIONAL
                                       PARTNERS, L.P.
                                       By: Davidson Kempner Advisers Inc.,
                                       its General Partner

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       M.H. DAVIDSON & CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER INTERNATIONAL, LTD.
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

Schedule 13G
CUSIP No. 46031W204                                              PAGE 33 OF 34


                                       SERENA LIMITED
                                       By: Davidson Kempner International
                                       Advisors, L.L.C.,
                                       its Investment Manager

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member


                                       MHD MANAGEMENT CO.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Managing Partner

                                       DAVIDSON KEMPNER ADVISERS INC.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: President

                                       DAVIDSON KEMPNER INTERNATIONAL
                                       ADVISORS, L.L.C.

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Name:  Thomas L. Kempner, Jr.
                                       Title: Executive Managing Member

                                       /s/ Thomas L. Kempner, Jr.
                                       ----------------------------------
                                       Thomas L. Kempner, Jr.

                                       /s/ Marvin H. Davidson
                                       ----------------------------------
                                       Marvin H. Davidson

                                       /s/ Stephen M. Dowicz
                                       ----------------------------------
                                       Stephen M. Dowicz

                                       /s/ Scott E. Davidson
                                       ----------------------------------
                                       Scott E. Davidson

                                       /s/ Michael J. Leffell
                                       ----------------------------------
                                       Michael J. Leffell

                                       /s/ Timothy I. Levart
                                       ----------------------------------
                                       Timothy I. Levart

                                       /s/ Robert J. Brivio, Jr.
                                       -------------------------
                                       Robert J. Brivio, Jr.

Schedule 13G
CUSIP No. 46031W204                                              PAGE 34 OF 34


                                       /s/ Eric P. Epstein
                                       ----------------------------------
                                       Eric P. Epstein

                                       /s/ Anthony A. Yoseloff
                                       ----------------------------------
                                       Anthony A. Yoseloff

                                       /s/ Avram Z. Friedman
                                       ----------------------------------
                                       Avram Z. Friedman